Exhibit 99.1

Teleflex ®	NEWS
155 South Limerick Road, Limerick, PA 19468 USA — Phone: 610-948-5100 — Fax: 610-948-5101

Contact:	Jake Elguicze Senior Director, Investor Relations 610-948-2836

FOR IMMEDIATE RELEASE	January 8, 2009
Teleflex Provides 2009 Business and Financial Outlook
Limerick, PA — Teleflex Incorporated (NYSE: TFX) will provide a preliminary financial performance outlook for 2009 and discuss its business plans and strategic initiatives in a conference call with investors today.
Jeffrey P. Black, chairman and chief executive officer of Teleflex, commented, “2008 was a strong year for Teleflex as we progressed on our stated goals of expanding operating margins, generating strong cash flow from operations and achieving expected operational efficiencies. Entering 2009, we have a stronger portfolio of businesses positioned to deliver increased margins, strong cash flow and long-term revenue growth. The integration of the Arrow business continues on schedule and we are making good progress reducing our debt.”
Black continued, “The changes we made to our portfolio of businesses over the past few years have better positioned us to manage through this challenging economic environment. We expect to deliver consolidated adjusted segment operating profit margins in the mid-teens for 2009. With the integration of Arrow and planned increased investment in R&D, our outlook anticipates Medical adjusted segment operating margins exceeding 20% for the year and Aerospace and Commercial operating margins in line with 2008 levels. These operating margins, combined with our solid working capital management processes, are expected to deliver another year of strong cash flow.”
The company’s financial goals for 2009 include total revenues exceeding $2.4 billion and diluted earnings per share from continuing operations excluding special items in the range of $4.10 to $4.40. Cash flow from operations is expected to be in the range of $280 to $290 million.
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Restructuring and other special charges related to the Arrow integration and recently announced Commercial group restructuring program are anticipated to be in the range of $0.30 to $0.40 per diluted share for the year. Pre-tax synergies to be realized in 2009 from the Arrow acquisition are expected to be in the range of $18 to $20 million. Inclusive of these synergies, the company expects to achieve cumulative pre-tax annual synergies related to Arrow in the range of $60 to $62 million through 2009, and $70 to $75 million through 2010.
Teleflex plans to report fourth quarter and year end 2008 financial results before the market opens and to webcast a conference call with investors on February 25, 2009. Further information will be available prior to the call.
As previously announced, Teleflex will hold a conference call today at 9:00 a.m. (EST). The conference call will be available live and archived on the company’s website at www.teleflex.com. In addition, an audio replay will be available from January 8 until January 13 by calling 888-286-8010 (US/Canada) or 617-801-6888 (International), passcode # 95390184.
Teleflex at a Glance:
Teleflex is a diversified company that designs, manufactures and distributes quality engineered products and services for the medical, aerospace and commercial markets worldwide. Teleflex employs approximately 14,000 people worldwide who focus on providing innovative solutions for customers. Additional information about Teleflex can be obtained from the company’s website at www.teleflex.com.
Forward-looking information:
This press release contains forward-looking statements, including, but not limited to, statements relating to expected segment operating profit margins and investments in R&D; full year revenues and diluted earnings per share from continuing operations before giving effect to charges related to the restructuring and other special charges; expected cash flow from operations; forecasts regarding restructuring and other special charges and annual pre-tax synergies related to the Arrow integration.  Actual results could differ materially from those in these forward-looking statements due to, among other things, unanticipated expenditures in connection with the effectuation of restructuring programs; costs and length of time required to comply with legal requirements applicable to certain aspects of the restructuring program; unanticipated difficulties in connection with consolidation of manufacturing and administrative functions; customer reaction to the program; our ability to realize efficiencies; changes in material costs and surcharges; unanticipated difficulties, expenditures and delays in connection with the integration of Arrow International or our resolution of issues related to the FDA corporate warning letter issued to Arrow; our ability to meet our debt obligations; business conditions and the general economy, market opportunities, competitive factors, sales and marketing execution, shifts in technologies or market demand; and other factors described in Teleflex’s filings with the Securities and Exchange Commission.
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